As filed with the Securities and Exchange Commission on July 2, 1997
                            Registration No. 333-xxxx
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        AMERTRANZ WORLDWIDE HOLDING CORP.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                4731                            11-3309110
(State or other jurisdiction          (Primary Standard Industrial     (I.R.S. Employer Identification
of incorporation or organization)     Classification  Code Number)                Number)


                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 326-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                           Stuart Hettleman, President
                        Amertranz Worldwide Holding Corp.
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 326-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Hillel Tendler, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4071

              Approximate date of commencement of proposed sale to public: From time to time after Registration Statement becomes effective.

              If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

              If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
____________________

              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                          (Continuation of Cover Page)
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
                                                                             Proposed          Proposed
                                                                              Maximum          Maximum
                                                                             Offering         Aggregate         Amount of
            Title of each Class of                    Amount being           Price Per         Offering        Registration
          Security being registered                   Registered(1)          Share(2)          Price(2)            Fee
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value
("Common Stock")(3)...........................      5,875,000 Shares          $1.6875         $9,914,063         $3,004
-------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants
("Warrants") issued in connection with Private
Placement (4).................................     1,387,500 Warrants          0.25              346,875            105
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Warrants
issued in connection with Private Placement(5)      1,387,500 Shares          1.6875           2,341,406            710
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Warrants
issued in connection with Private Placement(6)      1,387,500 Shares          1.6875           2,341,406            710
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock included as part of
the Private Placement Purchase Option(7)......       257,500 Shares           1.6875             434,531            132
-------------------------------------------------------------------------------------------------------------------------------
Warrants included as part of the Private
Placement Purchase Option(8)..................      128,750 Warrants           0.25               32,188             10
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Warrants
included in the Private Placement Purchase
Option(9).....................................       128,750 Shares           1.6875             217,266             66
-------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Warrants
included in the Private Placement Purchase
Option(10)....................................       128,750 Shares           1.6875             217,266             66
-------------------------------------------------------------------------------------------------------------------------------
    Total Registration Fee....................                                               $15,845,001         $4,803
===============================================================================================================================

(1) Pursuant to Rule 416, there are also being registered for resale such indeterminable additional shares of Common Stock as may be issued as a result of (i) anti-dilution provisions of the Registrant's Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, and the Private Placement Purchase Option, (ii) conversion of shares of the Registrant's Class A Preferred Stock issuable hereafter as dividends on outstanding shares of Class A Preferred Stock, and (iii) dividends on the Registrant's outstanding shares of Class C Preferred Stock.
(2) Based on the market price, as reported on the Nasdaq SmallCap Market, on June 25, 1997, in accordance with Rule 457(c).
(3) Represents the resale by certain securityholders of (i) 2,000,000 shares of Common Stock issuable upon conversion of outstanding shares of the Registrant's Class A Preferred Stock, (ii) 200,000 shares of Common Stock issuable upon conversion of the Registrant's Class A Preferred Stock issuable to date as dividends on outstanding shares of the Class A Preferred Stock, (iii) 200,000 shares of Common Stock issuable upon conversion of outstanding shares of the Registrant's Class B Preferred
      Stock issued in connection with the October 1996 acquisition of a subsidiary, (iv) 2,575,000 shares of Common Stock issuable upon conversion of outstanding shares of the Registrant's Class C Preferred Stock issued in a June 1997 Private Placement, and (v) 900,000 shares of Common Stock issued in connection with the May 1997 acquisition of a subsidiary.
(4) Represents the resale by certain securityholders of Warrants issued in connection with a June 1997 private placement.
(5) Represents the resale by certain securityholders of shares of Common Stock issuable upon exercise of the Warrants issued in connection with a June 1997 private placement.
(6) Represents the issuance of shares of Common Stock to Warrant holders who purchase such Warrants from the investors who were issued such Warrants in connection with a June 1997 private placement.
(7) Represents shares of Common Stock issuable upon conversion of shares of the Registrant's Class C Preferred Stock issuable upon exercise of a Private Placement Purchase Option issued to the Placement Agent in connection with a June 1997 Private Placement.
(8) Represents the resale by the Placement Agent of Warrants issuable upon exercise of a Private Placement Purchase Option issued to the Placement Agent in connection with a June 1997 Private Placement.
(9) Represents the resale by the Placement Agent of shares of Common Stock issuable upon exercise of the Warrants issuable upon exercise of a Private Placement Purchase Option issued to the Placement Agent in connection with a June 1997 Private Placement.
(10) Represents the issuance of shares of Common Stock to Warrant holders who purchase such Warrants from the Placement Agent which was issued such Warrants upon exercise of a Private Placement Purchase Option issued to the Placement Agent in connection with a June 1997 Private Placement.

                                ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION DATED July 2, 1997
PROSPECTUS


                        AMERTRANZ WORLDWIDE HOLDING CORP.
           6,132,500 Shares of Common Stock, Par Value $.01 per Share
               1,516,250 Redeemable Common Stock Purchase Warrants

The 6,132,500 shares of common stock ("Common Stock") and 1,516,250 Redeemable Common Stock Purchase Warrants ("Warrants") offered hereby (collectively, the "Securities") were issued by Amertranz Worldwide Holding Corp. ("Company"). The Securities may be offered from time to time by certain persons ("Selling Securityholders") identified herein. See "Selling Securityholders". The Company will not receive any part of the proceeds from the sale of the Securities; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by the Selling Securityholders.

Each Warrant entitles the holder to purchase one share of Common Stock for $6.00 at any time until June 27, 2001. In the event the Registration Statement of which this Prospectus is a part is effective and current, and provided that not less than 30 days' notice of redemption is given and the last sale date of the Common Stock has been at least $10.00 for each of the 20 trading days ending on the third business day prior to the day on which notice is given, the Company has the right to call the Warrants for redemption at a redemption price of $.01 per Warrant.

Of the shares of Common Stock and Warrants offered for resale by the Selling Securityholders, (i) 900,000 shares of Common Stock were issued in connection with the Company's May 1997 acquisition of a subsidiary and are currently outstanding, (ii) 2,000,000 shares of Common Stock are issuable upon conversion of 200,000 outstanding shares of the Company's Class A Preferred Stock, issued in July 1996 upon conversion of $2,000,000 principal amount of long-term indebtedness, (iii) 200,000 shares of Common Stock are issuable upon conversion of 20,000 outstanding shares of the Company's Class B Preferred Stock, issued in connection with the Company's October 1996 acquisition of a subsidiary, (iv) 2,575,000 shares of Common Stock issuable upon conversion of 257,500 outstanding shares of the Company's Class C Preferred Stock, issued in connection with a June 1997 private placement ("Private Placement"), (v) 1,387,500 Warrants were issued in connection with the Private Placement and are currently outstanding,
(vi) 1,387,500 shares of Common Stock are issuable upon exercise of the Warrants issued in the Private Placement, (vii) 257,500 shares of Common Stock are issuable upon conversion of shares of the Company's Class C Preferred Stock, to be issued to the placement agent in the Private Placement upon exercise of the Placement Agent Purchase Option granted in connection with the Private Placement (the "Private Placement Purchase Option"), (viii) 128,750 Warrants are issuable upon exercise of the Private Placement Purchase Option, and (ix) 128,750 shares of Common Stock are issuable upon exercise of the Warrants to be issued upon exercise of the Private Placement Purchase Option. In addition, this Prospectus relates to the resale of (i) shares of Common Stock issuable upon conversion of shares of the Company's Class A Preferred Stock issued as dividends on the outstanding shares of Class A Preferred Stock, (ii) shares of Common Stock issuable as dividends on the outstanding shares of Class C Preferred Stock,
(iii) shares of Common Stock issuable as dividends on shares of Class C Preferred Stock to be issued upon exercise of the Private Placement Purchase Option. All Warrants, outstanding shares of the Company's Class A Preferred Stock and Class C Preferred Stock, and the Private Placement Purchase Option and underlying shares of Class C Preferred Stock and Warrants are immediately exercisable for shares of Common Stock.

Sale of the Securities may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. None of the Selling Securityholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Securityholders may effect such transactions by selling their shares of Common Stock and/or Warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Plan of Distribution".

On June 25, 1997, the last sale prices per share of Common Stock and per Warrant, as reported by the Nasdaq SmallCap Market, were $1.625 and $0.25, respectively.

The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The securities offered hereby are speculative in nature and involve a high degree of risk and substantial dilution. See "Risk Factors" at page 4.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                      The date of this Prospectus is , 1997

  No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                    UNCERTAINTY OF FORWARD LOOKING STATEMENTS

  This Prospectus, including any documents that are incorporated by reference as set forth in "Available Information," contains forward looking statements. Such statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "should," "may," "management believes," and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results of operations and financial condition are: (i) the Company's recent losses and ability to achieve profitability, (ii) competitive practices in the industries in which the Company competes, (iii) the Company's dependence on current management, (iv) the impact of current and future laws and governmental regulations affecting the transportation industry in general and the Company's operations in particular, and (v) general economic conditions. See "Risk Factors."


                              AVAILABLE INFORMATION

  The Company is subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:\\www.sec.gov.

  The Company has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes part of the Registration
Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Securities, reference is made to the Registration Statement. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission or Web site as described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company (File No. 001-14474) with the Commission are incorporated herein by reference:

      (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

      (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1996, and March 31, 1997;

      (c)  the Company's Current Report on Form 8-K dated October 10, 1996;

      (d) the Company's Proxy Statement, filed with the Commission on November 6, 1996;

      (e) the Company's Information Statement, filed with the Commission on June 20, 1997; and

      (f) the description of the Common Stock and the warrants included in the Company's Registration Statement on Form 8-A, dated June 17, 1996 and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-1, Registration No. 333-03613, dated June 28, 1996 are hereby incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to the Secretary, 2001 Marcus Avenue, Lake Success, New York 11042, telephone number (516) 326-9000.


                                   THE COMPANY

  The Company provides freight forwarding services through its wholly owned subsidiaries, Amertranz Worldwide, Inc. ("Amertranz"), Caribbean Air Services, Inc. ("CAS"), Consolidated Air Services, Inc. ("Consolidated Air") and Target Airfreight, Inc. ("Target"). The Company has a network of offices in 17 cities throughout the United States and Puerto Rico, including exclusive agency relationships in eight cities. The Company has international freight forwarding operations consisting of strategic relationships in over 20 countries. The Company believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico.

  The Company's freight forwarding services involve arranging for the total transport of customers' freight from the shippers' location to the designated recipients, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery. The Company also assembles bulk cargo and arranges for insurance.

  The Company was incorporated in Delaware in January 1996 as the successor to operations commenced in 1970. Unless otherwise expressly stated, all references to the "Company" in this Prospectus include the Company, Amertranz, CAS, Consolidated Air and Target. The Company's executive offices are located at 2001 Marcus Avenue, Lake Success, New York 11042, and its telephone number is (516) 326- 9000.


                                  RISK FACTORS

An investment in the Company is speculative and involves a high degree of risk, and is not appropriate for persons who cannot afford the loss of their entire investment. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Securities.

  Substantial Losses; Accumulated Deficit. While the businesses of the Company's CAS and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods and continues to incur losses. For the nine-months ended March 31, 1997, the Company, on a consolidated basis, generated approximately $53.3 million in operating revenues, and incurred operating losses of approximately $3.9 million. As of March 31, 1997, total stockholders' equity in the Company was $2,044,188, and excluding intangible assets such as goodwill, the Company had a tangible net worth deficit of $10,145,670. Because of continuing losses in the Company's Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration. The Company will be unable to achieve and sustain profitability unless it improves its operating results. There can be no assurance that the Company will be able to increase revenues or achieve profitability. See "Risk Factors -- Amertranz Subsidiary Losses" and "Recent Developments -- Amertranz Subsidiary Losses".

  Working Capital Deficit; Need for Additional Funding. As of the date hereof, the Company's current liabilities exceed its current assets. Although the CAS and Consolidated Air businesses have generated positive cash flow from operations for the past three fiscal years, the cash flow from the operations of the Amertranz business has not been sufficient to finance trade payables, capital equipment requirements and new office expansion and development. As a result, Amertranz has engaged in interim borrowing from various sources, including the Company and its affiliates. The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy those obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. Although the Company anticipates, based on current plans and assumptions relating to its operations, that existing resources and cash generated from operations should be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months after the date of this Prospectus, the Company expects that it will experience periods of significant negative cash flow whether or not the Company succeeds in restructuring the trade payables of the Amertranz subsidiary. After such 12-month period, the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements. However, there can be no assurance that the Company will not require additional cash during or subsequent to such 12-month period. The Company currently has no commitments from any prospective lenders with respect to any such financing. The terms of the Company's current borrowings substantially limit the Company's flexibility in obtaining additional financing. There can be no assurance that any additional financing will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing if and when needed, would have a material adverse effect on the Company's operating results. See "Risk Factors -- Amertranz Subsidiary Losses" and "Recent Developments -- Amertranz Subsidiary Losses".

  Amertranz Subsidiary Losses. While the businesses of the Company's and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods. Because of continuing losses in the Company's Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration. The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy those obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. In connection with the closing of the Amertranz subsidiary, Amertranz will also incur certain obligations to terminated employees. While the Company projects that if it is successful in these negotiations with these trade creditors, the closing of the Amertranz subsidiary will have a positive affect on the Company's operations, there can be no assurance that the Company will be successful in these negotiations, that the business of the Amertranz subsidiary will be preserved and transferred to the Company's other operating subsidiaries, or that the closing of Amertranz will produce positive operating results. If the Company is not successful in these negotiations with these trade creditors, or if the desired results are not achieved for the Amertranz subsidiary, the continued losses in Amertranz could have a material adverse effect on the Company's operating results, and the Company may consider other options, including seeking protection for the Amertranz subsidiary under the Bankruptcy Code. See "Recent Developments -- Amertranz Subsidiary Losses".

  Pledge of Assets. Substantially all of the Company's assets are pledged to secure its indebtedness. If one or more of the Company's secured creditors foreclose upon its security interest in the Company's assets, such action would, in all likelihood, result in the inability of the Company to continue in business. The Company may also be required to obtain the consent of these creditors in order to complete future financings, and there can be no assurance that these consents would be forthcoming.

  Control of the Company by Principal Stockholders; Conflicts of Interest. TIA, Inc. ("TIA") and Caribbean Freight System, Inc. ("CFS") together own approximately 32% of the outstanding shares of the Company's Common Stock. In addition, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote a portion or all of such stockholders' shares of Common Stock until 2001 for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control 40.7% of the issued and outstanding shares of Common Stock. As a result, TIA and CFS will be in a position to control the Company through their combined ability to determine the outcome of elections of the Company's directors and to prevail in matters submitted to a vote of stockholders. In addition, the Company has significant outstanding indebtedness owed to TIA and CFS which is secured by the Company's assets. There may be circumstances in which these different relationships create material conflicts of interest which TIA and CFS are under no obligation to resolve in favor of other stockholders or the Company.

  Delay in Payment of Trade Creditors. In order to manage its working capital resources, the Amertranz subsidiary has in the past and is currently paying many of its trade creditors and service providers at rates slower than provided in their respective invoices or agreements. Failure to pay these trade creditors in a timely fashion has in the past adversely affected and in the future could adversely affect, the Company's relationships with these trade creditors or result in a default under its agreements with such trade creditors.

  Competition. The Company competes with a large number of firms, many of which have facilities and financial resources far greater than the Company. Competition within the freight industry is intense. In the freight forwarding industry, the Company competes with a large and diverse group of national freight forwarding concerns, commercial air and ocean carriers and a large number of locally established companies in geographic areas where the Company does business or intends to do business in the future. Insofar as inter-city trucking is a portion of the Company's method of freight transport, the Company competes with a large number of long-haul, medium-haul, truckload and less than truckload carriers, and railroads. While the Company does not consider itself to be competing with traditional small package delivery services such as Federal Express Corporation, United Parcel Service of America, Inc., Airborne Freight Corporation and DHL Worldwide Express, Inc., in the event that any of these established businesses, with their goodwill, name, resources and trade recognition, decide to expand into the heavy freight business, such circumstances could have a material adverse effect upon the business of the Company.

  Expansion of Business. The Company has grown through acquisitions of other freight forwarders and intends to continue its program of business expansion through acquisitions. There can be no assurance that its financial condition will be sufficient to support the funding needs of an expansion program, that acquisitions will be successfully consummated or will enhance profitability, or that any expansion opportunities will be available upon reasonable terms. Past acquisitions by the Company as well as future acquisitions have risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to realize the projected operational and financial benefits from the acquisition or to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. There can be no assurance that any of these acquisitions will be accomplished. If an entity is acquired by the Company and such entity is not efficiently or completely integrated with the Company, then the Company's business, financial condition and operating results could be materially adversely affected.

  Dependence on Key Personnel. The Company believes that its future success will be highly dependent upon its ability to attract and retain skilled managers, salespersons, and other personnel. The inability to attract and retain such managers and personnel could have a material adverse effect on the Company's operating results. In addition, the Company believes that its success will depend to a significant extent on the efforts and abilities of its senior management, in particular those of Stuart Hettleman, President and Chief Executive Officer of the Company, and Richard A. Faieta, Executive Vice
President of the Company. Although the Company has entered into an employment agreement with each of Messrs. Hettleman and Faieta which expire in June 1999, the loss of the services of either Mr. Hettleman or Mr. Faieta could have a material adverse effect on the Company's operating results. Currently there is no "key person" life insurance in place for Messrs. Hettleman and Faieta. However the Company intends to obtain such insurance policies in the amount of $1 million on each of their lives.

  Potential Reduction of Business in Puerto Rico. There are significant United States income tax benefits available to United States mainland companies engaging in business in Puerto Rico. The CAS business historically has derived substantial operating revenues from such companies. Therefore, the profitability of the Company's CAS business is largely dependent on such customers. On a historic basis the approximate amount and percentage of the Company's total operating revenue derived from such business was $33.5 million or 83% in calendar 1993, $39.6 million or 69% in calendar 1994, $39.2 million or 63% in calendar 1995 and $36.9 million or 57.5% in calendar 1996. Congress reduced these benefits in 1993, and legislation enacted in 1996 contains a 10-year phaseout of these tax benefits. This legislation, or in the event that there is any further modification to these tax benefits available to United States companies doing business in Puerto Rico, could result in those companies reducing the level of the business which they had been doing in Puerto Rico, which would have a material adverse effect upon the Company's operating results.

  Dependence on Carriers; Inability to Control Transportation Facilities. The Company does not own or operate any trucks, nor does it own or operate any aircraft (although it will have certain exclusive rights to the use of an L-1011 aircraft in connection with its CAS business until June 1998) for the movement of either domestic or international freight. The Company does not have any present or anticipated future plans to acquire, by lease or otherwise, or own or operate any freight transportation equipment. The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. The quality and timeliness of the Company's freight forwarding services will be dependent upon the services of these independent contractors, over which the Company has no control. Shortages of freight space are most likely to develop around holidays and on routes upon which traffic is especially heavy. Furthermore, the Company will be competing with others for the availability and utilization of freight space. In addition, available air cargo space on passenger airlines could be reduced as a result of changes in the types of aircraft or decreases in the number of passenger airlines serving particular routes at particular times, which could occur as a result of economic conditions and other factors beyond the control of the Company. Significant shortages of suitable space and associated increases in rates charged by carriers could have a material adverse affect on the Company's future operating results.

  Vulnerability to Economic Conditions. The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of the principal customers of the Company's business are in the fashion, computer, electronics and pharmaceutical industries. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently its results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control. In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have significant impact on the overall business of the Company, its growth and profitability.

  Dividends Unlikely. The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

  Regulatory Compliance. The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the United States Department of Transportation (DOT) under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers. The Company does not believe that costs of regulatory compliance have had a material adverse impact on its operations to date. However, failure of the Company to comply with any applicable regulations could have an adverse effect on the Company. There can be no assurance that the adoption of future regulations would not have a material adverse effect on the Company's business.

  Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such shares of Common Stock and only if such shares of Common Stock are
qualified  for  sale  or  exempt  from  qualification   under  applicable  state
securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the shares of Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if such shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Description of Securities--Warrants".

  Effect of Outstanding Rights, Options and Warrants. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 1,448,399 shares of Common Stock at per share exercise prices ranging from $.16 to $6.00. The Company also has outstanding 5,074,283 Warrants (including the Warrants offered by this Prospectus). Furthermore, outstanding shares of the Company's Class A Preferred Stock may be converted into an aggregate of at least 2,000,000 shares of Common Stock at any time, outstanding shares of the Company's Class B Preferred Stock may be converted into 200,000 shares of Common Stock at any time after October 10, 1997, and outstanding shares of the Company's Class C Preferred Stock may be converted into 2,575,000 shares of Common Stock at any time. In addition, the Company may issue additional shares of Common Stock in respect of dividends paid on outstanding shares of its Class A Preferred Stock and Class C Preferred Stock. The exercise of such outstanding options, Warrants and conversion rights will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such options, Warrants and conversion rights may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such options, warrants and conversion rights.

  Potential Adverse Effect of Warrant Redemption. The Warrants may be called for redemption by the Company at any time when the Registration Statement is current and effective at a redemption price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 per share (subject to adjustment in certain circumstances) on each of the 20 consecutive trading days ending on the third day prior to the date on which notice is given. Notice of redemption of the warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they may otherwise wish to hold the Warrants, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption.

  Possible Volatility of Securities Prices. The market price of Common Stock and Warrants has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter to quarter variations in operating results or news announcements by the Company or its competitors, as well as market conditions in the freight forwarding industry or changes in earnings estimates by securities analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent months has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock and Warrants.

  Sales by Selling Securityholders. All of the Securities offered hereby are offered solely by the Selling Securityholders who are not restricted as to the prices at which they may sell the Securities. Sales of shares of Common Stock or Warrants below the then current trading prices may adversely affect the market price of the Common Stock and Warrants.

  Potential Limited Trading Market. The Common Stock and Warrants trade on the Nasdaq SmallCap Market although there can be no assurance that an active trading market in the Company's securities will be maintained. On November 6, 1996, the Board of Directors of the Nasdaq Stock Market, Inc. approved revisions to the maintenance criteria for listing on the SmallCap Market which are anticipated to be effective later in 1997. At this time, the Company does not meet all of such revised maintenance criteria. TIA and CFS have agreed to convert all or part of the indebtedness owed by the Company to them into shares of Class D Preferred Stock if such action is necessary to meet such revised maintenance criteria and if such conversion, together with other plans, allows the Company to meet such criteria. The Class D Preferred Stock will have terms similar to the Company's Class A Preferred Stock but will be pari passu with the Preferred Stock with respect to dividend and liquidation preferences. As of May 31, 1997, after giving effect to the conversion of the aforementioned debt, the Company would still require additional financing to meet the Nasdaq maintenance criteria. Accordingly, the Company currently would not be able to force conversion of debt held by TIA and CFS into Class D Preferred Stock. The failure to meet the Nasdaq SmallCap Market revised maintenance criteria after they become effective may result in the Common Stock or the Warrants not being eligible for quotations on the Nasdaq SmallCap Market. If this should occur, trading, if any, in the Common Stock and Warrants, would then continue to be conducted in the over-the-counter market on the OTC Bulletin Board, as NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and Warrants.

  Penny Stock Regulations; Illiquid Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Such regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. One exception is quotation on Nasdaq. Accordingly, if the Company is not quoted on Nasdaq and the market price of a share of Common Stock is less than $5.00 per share, then the Company would be subject to the penny stock regulations (unless it satisfied other exceptions, which it currently does not), including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, these regulations could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

  Limited Liability of Directors. The Company's Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law.

  Issuance of Preferred Stock. Pursuant to its Certificate of Incorporation, the Company has authority to issue 2,500,000 shares of Preferred Stock which may be issued by the Board of Directors with such preferences, limitations and relative rights as the Board may determine without any vote of the stockholders. As of the date of this Prospectus, 477,500 shares of preferred stock, in three classes, are outstanding. Issuance of additional shares of preferred stock, depending upon the preferences, limitations and relative rights thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Securities -- Preferred Stock".


                               RECENT DEVELOPMENTS

Acquisition of Target Air Freight, Inc.

  On May 8, 1997,  the Company  acquired  (by merger into the  Company's  Target subsidiary) Target Air Freight, Inc. (a California corporation), a Los Angeles-based freight forwarder ("Air Freight"). Under the terms of the merger (the "Target Merger"), the Company issued 900,000 shares of Common Stock and paid $400,000 to Air Freight's stockholders. Following the Target Merger, Christopher A. Coppersmith, the principal shareholder of Air Freight, became a director of the Company.

  The following is unaudited selected financial data with respect to Air Freight for the year ended December 31, 1996, and unaudited pro forma consolidated financial information for the six-months ended December 31, 1996 after giving effect to the Target Merger. The financial data with respect to Air Freight has been supplied by Air Freight's management and was not prepared by the Company.

                                                                                              The Company
                                                           Air Freight                         Pro Forma
                                                           Year Ended                       6-Months Ended
                                                            12/31/96                           12/31/96
                                                           (unaudited)                        (unaudited)
Statement of Operations Data:
Operating revenues                                         $27,142,207                        $48,230,477
Cost of transportation                                      21,012,407                         36,565,644
Gross profit                                                 6,129,800                         11,664,833
Selling, general & administrative expense                    6,252,958                         13,564,303
Amortization of goodwill                                             0                            248,344
Operating income (loss)                                       (123,158)                        (2,147,814)
Net income (loss) before taxes                                (152,121)                        (2,864,656)
Pro forma net loss per share                                                                        (0.42)

Operating Data:
Gross margin                                                    22.58%                             24.19%
Operating margin                                                -0.45%                             -4.45%

Balance Sheet Data:
Total assets                                                $3,698,021                        $28,290,831
Working capital (deficit)                                     (578,129)                        (6,941,776)
Current liabilities                                          4,162,759                         23,453,671
Long-term liabilities                                                0                          4,496,465
Stockholders' equity (deficit)                                (464,738)                         2,548,302

Private Placement

  On June 13, 1997, the Company completed a $2,575,000 private placement of equity securities to individual investors (the "Private Placement"). Under the terms of the Private Placement, each $100,000 investment purchased 10,000 shares of the Company's Class C Preferred Stock and 50,000 Warrants. See "Description of Securities".

  Shares of Class C Preferred Stock and Warrants acquired in the Private Placement and all shares of Common Stock underlying such securities or issued as dividends on the Class C Preferred Stock may not be sold until June 13, 1998 without the approval of GKN Securities Corp. ("GKN"), the placement agent for the Private Placement.

Amertranz Subsidiary Losses

  While the businesses of the Company's and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods. Because of continuing losses in the Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration.

  The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy its trade payable obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. In connection with the closing of the Amertranz subsidiary, Amertranz will also incur obligations to terminated employees in an amount currently estimated to be $350,000. While the Company projects that if it is successful in these negotiations with the Amertranz trade creditors, the closing of the Amertranz subsidiary will have a positive affect on the Company's operations, there can be no assurance that the Company will be successful in these negotiations, that the business of the Amertranz subsidiary will be preserved and transferred to the Company's other operating subsidiaries, or that the closing of Amertranz will produce positive operating results. If the Company is not successful in these negotiations with these trade creditors, or if the desired results are not achieved for the Amertranz subsidiary, the continued losses in Amertranz could have a material adverse effect on the Company's operating results, and the Company may consider other options, including seeking protection for the Amertranz subsidiary under the Bankruptcy Code.



                                 USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company.


                            DESCRIPTION OF SECURITIES

General

  The authorized capital stock of the Company is 17,500,000 shares, consisting of 15,000,000 shares of Common Stock, and 2,500,000 shares of preferred stock. As of the date of this Prospectus, 6,826,504 shares of Common Stock are outstanding and 477,500 shares of preferred stock are outstanding. Additionally, as of the date hereof, there are 5,074,283 Warrants outstanding.

Common Stock

  The shares of Common Stock are currently quoted on the Nasdaq SmallCap Market under the symbol "AMTZ". The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York 10005, and its telephone number is (212) 936-5100.

Warrants

  The Warrants are currently quoted on the Nasdaq SmallCap Market under the symbol "AMTZW". Each Warrant entitles the registered holder to purchase one share of the Common Stock at an exercise price equal to $6.00 during the four-year period commencing June 28, 1997. No fractional shares of Common stock will be issued in connection with the exercise of the Warrants and the holder of any Warrant shall instead receive the number of shares of Common Stock rounded off to the nearest whole number.

  Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on June 28, 2001. In the event that a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

  In the event the Registration Statement is effective and current, and provided that not less than 30 days' notice of redemption is given and the last sale price of the Common Stock has been at least $10.00 for each of the 20 trading days ending on the third business day prior to the day on which notice is given, the Company has the right to call the Warrants for redemption at a redemption price of $.01 per Warrant.

  No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the Warrant Agent with respect to the Warrants), there can be no assurance that it will do so.

  A holder of the Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the Warrants. The Company is required to keep reserved a sufficient number of authorized shares of Common Stock to permit the exercise of the Warrants.

  The exercise price of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

  This Prospectus covers the resale of the Warrants and all shares of Common Stock issued upon exercise of the Warrants.

Preferred Stock

  The Company's Board of Directors has the authority, without further action by the stockholders, to issue 2,500,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. To date, the Company has designated;
(i) 500,000 shares of preferred stock as Class A Preferred Stock and has issued 200,000 shares of Class A Preferred Stock; (ii) 25,000 shares of preferred stock as Class B Preferred Stock and has issued 20,000 shares of Class B Preferred Stock; and (iii) 400,000 shares of preferred stock as Class C Preferred Stock and has issued 257,500 shares of Class C Preferred Stock. The issuance of preferred stock in the future could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Other than creating a new class of preferred stock to be designated Class D Preferred Stock for the purpose of converting certain outstanding indebtedness of the Company, as described below, the Company has no present plan to issue any additional shares of preferred stock.

  Class A Preferred Stock. The shares of Class A Preferred Stock have a par or stated value of $10.00 per share. Dividends on Class A Preferred Stock accrue at an annual rate of $1.00 per share, and are payable semi-annually in arrears on June 30 and December 31 of each year, in cash or, at the option of the Company, in shares of Class A Preferred Stock at the rate of $10.00 per share. The Class A Preferred Stock has priority as to dividends over the Common Stock and all other series or classes of the Company's stock that rank junior to the Class A Preferred Stock. On liquidation, holders of shares of Class A Preferred Stock will be entitled to receive a preferred distribution equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends before any payment or distribution is made to the holders of Common Stock or any other series or class of stock that ranks junior as to liquidation rights to the Class A Preferred Stock. The holders of Class A Preferred Stock have no voting rights except as required by law. Each share of Class A Preferred Stock is convertible into Common Stock at any time at a conversion price (subject to adjustment) of the lower of (i) $6.00 per share, or (ii) 80% of the average of the closing bid and asked price per share of Common Stock on the day prior to the conversion date. In connection with the Private Placement, the Company has agreed that each share of Class A Preferred Stock may be converted, until August 12, 1997, into 10 shares of Common Stock. This Prospectus covers the resale of all shares of Common Stock issued and issuable upon conversion of shares of the Class A Preferred Stock.

  Class B Preferred Stock. The shares of Class B Preferred Stock have a par or stated value of $10.00 per share. No dividends are paid on shares of Class B Preferred Stock, and the shares do not carry a liquidation preference or any voting rights (except as required by law). Each share of Class B Preferred Stock is convertible into 10 shares of Common Stock (subject to adjustment) from and after October 10, 1997. This Prospectus covers the resale of all shares of Common Stock issued and issuable upon conversion of shares of the Class B Preferred Stock.

  Class C Preferred Stock. Each share of Class C Preferred Stock has a Stated Value of $10.00 and earns cumulative dividends at 10% per annum (pro rated for shorter periods) payable quarterly, in arrears, in cash or, at the Company's option if the Registration Statement is effective and current, in shares of Common Stock (based on the average closing bid price per share of Common Stock on the five trading days ending two business days prior to the respective dividend payment date). Upon a liquidation of the Company (including, at the option of the holder, a merger or consolidation in which the Company is not the surviving entity or a sale by the Company of all or substantially all of its assets), the holders of the Class C Preferred Stock are entitled to receive, prior to the distribution to the holders of the Company's Common Stock, Class A Preferred Stock and Class B Preferred Stock, an amount per share equal to the greater of (i) the Stated Value plus any accrued and unpaid dividends, or (ii) the amount they would have received had they converted the Class C Preferred Stock into Common Stock on the business day immediately prior to the record date with respect to such liquidation. The holders of the Class C Preferred Stock have the right, at any time, to convert each share of Class C Preferred Stock into 10 shares of Common Stock. Subject to the conversion right, the Company may redeem the Class C Preferred Stock at its Stated Value plus all accrued and unpaid dividends if the Registration Statement is effective and current, upon 30 days' written notice given at any time if the last sale price of the Common Stock has been at least $2.50 on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given. The Class C Preferred Stock ranks senior to all classes of the Company's capital stock now existing or which may be created in the future; provided, however, that the Company is entitled to create a Class D Preferred Stock, which would rank pari passu with the Class C Preferred Stock with respect to dividend and liquidation preferences, for issuance solely to certain holders of Company debt upon the occurrence of certain events. The holders of the Class C Preferred Stock do not have voting rights until such time as they convert their Class C Preferred Stock into Common Stock, except as provided by law. This Prospectus covers the resale of all shares of Common Stock issued and issuable upon conversion of shares of the Class C Preferred Stock and all shares of Common Stock issued and issuable as dividends on the Class C Preferred Stock.

  Class D Preferred Stock. The Class D Preferred Stock, if created by the Company, will have the same terms as the Class A Preferred Stock, except that it will rank pari passu with the Class C Preferred Stock with respect to dividend and liquidation preferences. The Class D Preferred Stock will be created by the Company only in certain circumstances under which certain debt held by stockholders of the Company is converted into Class D Preferred Stock. See "Risk Factors -- Potential Limited Trading Market."


                             SELLING SECURITYHOLDERS

  The Securities offered hereby consist of (i) 2,000,000 shares of Common Stock which may be issued upon conversion of 200,000 outstanding shares of the Company's Class A Preferred Stock, issued to TIA and CFS in July 1996 upon conversion of $2,000,000 principal amount of long-term indebtedness, (ii) 200,000 shares of Common Stock which may be issued upon conversion of shares of the Company's Class A Preferred Stock issued as dividends accrued to date on the outstanding shares of Class A Preferred Stock, (iii) shares of Common Stock which may be issued upon conversion of shares of the Company's Class A Preferred Stock which may be issued as dividends accruing hereafter on the outstanding shares of Class A Preferred Stock, (iv) 200,000 shares of Common Stock which may be issued upon conversion of 20,000 outstanding shares of the Company's Class B Preferred Stock, issued in connection with the Company's October 1996 acquisition of its Consolidated Air subsidiary, (v) 2,575,000 shares of Common Stock which may be issued upon conversion of 257,500 outstanding shares of the Company's Class C Preferred Stock, issued in connection with the Private Placement, (vi) shares of Common Stock which may be issued as dividends on the outstanding shares of Class C Preferred Stock, (vii) 1,387,500 Warrants issued in connection with the Private Placement, (viii) 1,387,500 shares of Common Stock issuable upon exercise of the Warrants issued in the Private Placement,
(ix) 257,500 shares of Common Stock which may be issued upon conversion of 25,750 shares of the Company's Class C Preferred Stock, to be issued to GKN upon exercise of the Placement Agent Purchase Option granted to GKN in connection with the Private Placement (the "Private Placement Purchase Option"), (x) shares of Common Stock which may be issued as dividends on shares of Class C Preferred Stock, to be issued to GKN upon exercise of the Private Placement Purchase Option, (xi) 128,750 Warrants to be issued to GKN upon exercise of the Private Placement Purchase Option, (xii) 128,750 shares of Common Stock issuable upon exercise of the Warrants to be issued to GKN upon exercise of the Private Placement Purchase Option, and (xiii) 900,000 shares of Common Stock issued in connection with the Target Merger. All Warrants, outstanding shares of the Company's Class A Preferred Stock and Class C Preferred Stock, and the Private Placement Purchase Option and underlying shares of Class C Preferred Stock and Warrants are immediately exercisable for shares of Common Stock.

  The following table sets forth information as of June 30, 1997 regarding the beneficial ownership of shares of Common Stock held by each Selling Securityholder (including shares of Common Stock which such Selling Securityholder has the right to acquire within 60 days following the date of this Prospectus), and Warrants held by each Selling Securityholder. Except as indicated, (i) all of such shares and Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, (ii) none of such shares and Warrants will be owned by such Selling Securityholder following the sale of the Securities offered pursuant to this Prospectus, and
(iii) the percentage ownership of each Selling Securityholder will be less than one percent of the respective class of Securities following the sale of the Securities offered pursuant to this Prospectus.

                                                             Number of                  Number of
Selling Securityholders                                       Shares(1)                 Warrants
Class A Preferred Holders(2)
TIA, Inc.(3)                                                 3,740,000                   200,000
Caribbean Freight System, Inc.(4)                              860,000                        --

Class B Preferred Holders(5)
David W. Hockersmith                                           100,000                        --
Douglas E. Hockersmith                                         100,000                        --


Class C Preferred Holders(6)
John Aletti(7)                                                  48,750                    20,000
Jean M. Barsa(8)                                               145,965                    55,000
Stanley A. Blum(17)                                             97,500                    40,000
Centrum Bank                                                   300,000                   100,000
Comox Co. Ltd.                                                  75,000                    25,000
Dolphin Offshore Partners, L.P.                                600,000                   200,000
Jean M. Etra                                                    37,500                    12,500
Richard & Kenneth Etra JTIC(9)                                  86,250                    32,500
Richard, Kenneth, Steven & Bernard Etra JTIC                    75,000                    25,000
Steven Etra(10)                                                 67,500                    26,250
Richard A. Faieta(11)                                           75,000                    12,500
David H. Fink                                                   75,000                    25,000
David A. Golden                                                 37,500                    12,500
Ernest Gottdiener(9)                                            86,250                    32,500
Stuart Hettleman(11)                                            75,000                    12,500
Gloria Hindes                                                   75,000                    25,000
Richard C. Kaufman & Elaine J. Lenart JTWROS(9)                 86,250                    32,500
Jody Ann Miller                                                 41,250                    13,750
Daniel R. Pisani                                                37,250                    12,500
RJB Partners L.P.(9)                                            86,250                    32,500
South Ferry #2, L.P.                                           525,000                   175,000
B. Roberta Swirnow Trust                                       650,000                   250,000
David E. Swirnow                                                37,500                    12,500
T+M Trusteeship & Management Services SA                        90,000                    30,000
Gregory Trobowitsch                                             37,500                    12,500
Vei Carnay LLC                                                 150,000                    50,000
Aaron Wolfson                                                   75,000                    25,000
William Wolfson(12)                                            120,000                    55,000
Woodland Partners(13)                                          545,000                   280,000


Target Merger Holders
Christopher A. Coppersmith(14)                                 810,000                         --
Lew E. Coppersmith                                              90,000                         --

                                       16




                                                             Number of                  Number of
Selling Securityholders                                       Shares(1)                 Warrants

Private Placement Purchase Option Holders
GKN Securities Corp.(15)                                       356,415                   142,805
David N. Nussbaum(16)                                          117,945                    49,315
Roger N. Gladstone(16)                                         117,945                    49,315
Robert H. Gladstone(16)                                        117,945                    49,315
--------------------------------

(1)   These  numbers  include  all shares of Common  Stock  owned by the Selling
      Securityholder and all shares of Common Stock which such Selling Securityholder has the right to acquire within 60 days following the date of this Prospectus, including pursuant to the exercise of Warrants. These numbers do not include any shares of Common Stock which may be issued (i) upon conversion of shares of the Company's Class A Preferred Stock to be accrued and issued as dividends on the outstanding shares of Class A Preferred Stock, or (ii) as dividends on the outstanding shares of Class C Preferred Stock, although all of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part.
(2) Based on a conversion rate of 10 shares of Common Stock for each share of Class A Preferred Stock. See "Description of Securities - Preferred Stock
      - Class A Preferred Stock".
(3) Only 1,760,000 shares of Common Stock and none of the Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 1,980,000 shares of Common Stock and 200,000 Warrants, representing 28.2% of the outstanding shares of Common Stock and 3.9% of the outstanding Warrants, will be owned following the sale of the Securities offered pursuant to this Prospectus. Does not include 860,000 shares owned by CFS and 580,370 shares with respect to which TIA and CFS have been granted proxies. 51% of the issued and outstanding stock of CFS, and voting control of all of the issued and outstanding stock of CFS, is held by TIA. Stuart Hettleman, a director and President of the Company owns a non-controlling indirect minority interest in TIA and is an executive officer of TIA and CFS. Richard A. Faieta, a director and Executive Vice President of the Company is a non-controlling minority stockholder of TIA and is an executive officer of TIA and CFS. Messrs. Hettleman and Faieta disclaim beneficial ownership of all shares of Common Stock and Warrants owned by TIA and CFS.
(4) Only 440,000 shares of Common Stock are being registered for sale under the Registration Statement of which this Prospectus forms a part. 420,000 shares of Common Stock, representing 6.2% of the outstanding shares of Common Stock, will be owned following the sale of the Securities offered pursuant to this Prospectus. Does not include 3,740,000 shares owned by TIA. See footnote (2) above.
(5)   See  "Description  of  Securities  -  Preferred  Stock - Class B Preferred
      Stock".
(6)   See  "Description  of  Securities  -  Preferred  Stock - Class C Preferred
      Stock".
(7) Only 25,000 shares of Common Stock and 12,500 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 11,250 shares of Common Stock and 7,500 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(8) Only 50,000 shares of Common Stock and 25,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 70,965 shares of Common Stock, representing 1% of the outstanding shares of Common Stock, and 30,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(9) Only 50,000 shares of Common Stock and 25,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 11,250 shares of Common Stock and 7,500 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(10) Only 37,500 shares of Common Stock and 18,750 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 11,250 shares of Common Stock and 7,500 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(11) Only 25,000 of the shares of Common Stock and all of the Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. See footnotes (3) and (4) above. Includes exercisable options to purchase 37,500 shares of Common Stock which will be owned following the sale of the Securities offered pursuant to this Prospectus.
(12) Only 50,000 shares of Common Stock and 25,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 45,000 shares of Common Stock and 30,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(13) Only 200,000 shares of Common Stock and 150,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 195,000 shares of Common Stock and 130,000 Warrants, representing 2.8% of the outstanding shares of Common Stock and 2.6% of the outstanding Warrants, will be owned following the sale of the Securities offered pursuant to this Prospectus.
(14) Mr. Coppersmith is a director of the Company and President of the Company's Target subsidiary.
(15) Only 141,610 shares of Common Stock and 70,805 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 144,000 shares of Common Stock and 72,000 Warrants, representing 2.1% of the outstanding shares of Common Stock and 1.4% of the outstanding Warrants, will be owned following the sale of the Securities offered pursuant to this Prospectus.
(16) Only 38,630 shares of Common Stock and 19,315 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 60,000 shares of Common Stock and 30,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.


                                       17





(17) Only 50,000 shares of Common Stock and 25,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 22,500 shares of Common Stock and 15,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
[/FN]



                              PLAN OF DISTRIBUTION

  The shares of Common Stock and the Warrants registered for sale on behalf of the Selling Securityholders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Two of the Selling Securityholders, Stuart Hettleman, President and Chief Executive Officer of the Company, and Richard A. Faieta, Executive Vice President of the Company, have agreed that until June 13, 2000, GKN has the first right to purchase for its account or to sell for the account of Messrs. Hettleman and Faieta, as the case may be, any Securities sold by them on the open market. None of the other Selling Securityholders have advised the Company that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities. The Selling Securityholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers (including GKN), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

  In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock and Warrants will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

  The Selling Securityholders also may sell some or all of the Securities directly to purchasers without the assistance of any broker/dealer or, if a Selling Securityholder is an entity, distribute such Securities to one or more of its equity owners and such equity owners may, in turn, distribute such Securities as described above.

  The  Company  is  bearing  all  costs  relating  to  the  registration  of the
Securities, provided that any commissions or other fees payable to broker/dealers in connection with any sale of the Securities will be borne by the Selling Securityholders or other party selling such Securities.

  Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in such distribution, including stabilization activities in the Securities to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, and without limiting the foregoing, in connection with activities in the Securities, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the Securities.

  Notwithstanding that such Securities are being registered: (i) TIA and CFS have agreed that they will not sell an aggregate of 2,100,000 shares of Common Stock without the prior written approval of GKN (the underwriter in the Company's June 1996 initial public offering) until June 28, 1998; (ii) the holders of Class B Preferred Stock have agreed that they will not sell the 200,000 shares of Common Stock to be acquired upon conversion of the shares of Class B Preferred Stock until October 10, 1997; (iii) the holders of Class C Preferred Stock have agreed that they will not sell the 2,575,000 shares of Common Stock to be acquired upon conversion of the shares of Class C Preferred Stock, any shares of Common Stock paid as dividends on the Class C Preferred Stock, and the 1,287,500 Warrants acquired in the Private Placement and the 1,287,500 shares of Common Stock issuable upon exercise of such Warrants without the prior written approval of GKN until June 13, 1998; and (iv) the holders of the shares of Common Stock issued in the Target Merger have agreed that they will not sell (a) any of the 900,000 shares of Common Stock issued to them in the Target Merger until May 8, 1998, and (b) more than 100,000 shares issued to them in the Target Merger during the period May 8, 1998 through May 8, 1999.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

  Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Article Seventh of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the
Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware,
which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.


  Section 13 of the Agreement of Merger filed as Exhibit 4.3 to the Registration Statement of which this Prospectus forms a part provides that the David W. Hockersmith and Douglas E. Hockersmith (the holders of all of the issued and outstanding shares of the Company's Class B Preferred Stock and Selling Securityholders) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 13 of such Agreement of Merger also provides that such Selling Securityholders will contribute to certain liabilities under the Securities Act.

  Section 13 of the Agreement of Merger filed as Exhibit 4.4 to the Registration Statement of which this Prospectus forms a part provides that the Christopher A. Coppersmith (a Selling Securityholder) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act.
Section 13 of such Agreement of Merger also provides that such Selling Securityholder will contribute to certain liabilities under the Securities Act.

  Section 7 of the Agency Agreement filed as Exhibit 4.5 to the Registration Statement of which this Prospectus forms a part provides that the GKN Securities Corp. (a Selling Securityholder) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 7 of such Agency Agreement also provides that such Selling Securityholder will contribute to certain liabilities under the Securities Act.

  Section 9 of the Subscription Agreement filed as Exhibit 4.6 to the Registration Statement of which this Prospectus forms a part provides that the investors in the Private Placement (all of whom are Selling Securityholders) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act.


  The Company also maintains director and officer insurance coverage.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.


                                     EXPERTS

  The consolidated financial statements of Amertranz Worldwide Holding Corp. as of June 30, 1996 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Amertranz Worldwide Holding Corp. (formerly, The Freight Forwarding Business of TIA and CFS) as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq SmallCap Listing Fee) are estimated.

SEC Registration Fee...................................................$ 4,803
NASD Filing Fee........................................................  2,085
Printing Expense ...................................................... 12,000
Legal Fees and Expenses................................................ 20,000
Accounting Fees and Expenses........................................... 10,000
Blue Sky Fees and Expenses.............................................  2,500
Miscellaneous..........................................................  8,000
                                                                       -------
         Total.........................................................$59,388

Item 15.  Indemnification of Directors and Officers.

         The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article Seventh of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

         Section 13 of the Agreement of Merger filed as Exhibit 4.3 provides that the David W. Hockersmith and Douglas E. Hockersmith (the holders of all of the issued and outstanding shares of the Company's Class B Preferred Stock and Selling Securityholders) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 13 of such Agreement of Merger also provides that such Selling Securityholders will contribute to certain liabilities under the Securities Act.

         Section 13 of the Agreement of Merger filed as Exhibit 4.4 provides that the Christopher A. Coppersmith (a Selling Securityholder) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 13 of such Agreement of Merger also provides that such Selling Securityholder will contribute to certain liabilities under the Securities Act.

         Section 7 of the Agency Agreement filed as Exhibit 4.5, provides that the GKN Securities Corp. (a Selling Securityholder) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 7 of such Agency Agreement also provides that such Selling Securityholder will contribute to certain liabilities under the Securities Act.

         Section 9 of the Subscription Agreement filed as Exhibit 4.6 provides that the investors in the Private Placement (all of whom are Selling Securityholders) will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act.

         The Company also maintains director and officer insurance coverage.

Item 16.  Exhibits.


3.1      Certificate of Incorporation of Registrant, as amended*
4.1      Specimen Common Stock Certificate (incorporated by reference to Exhibit
         4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.2 Specimen Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.3 Agreement of Merger, dated as of September 30, 1996, by and between the Registrant, Amertranz Worldwide, Inc., Consolidated Air Services, Inc., David W. Hockersmith and Douglas E. Hockersmith (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on October 21, 1996, File No. 001-14474)
4.4 Agreement of Merger, dated as of April 17, 1997, by and between the Registrant, Target International Services, Inc. (name subsequently changed to Target Airfreight, Inc.), Target Air Freight, Inc., and Christopher A. Coppersmith*
4.5 Agency Agreement, dated May 8, 1997, by and between the Registrant and GKN Securities Corp. with respect to the Registrant's June 13, 1997 Private Placement*
4.6 Form of Subscription Agreement, dated June 13, 1997, with respect to the Registrant's June 13, 1997 Private Placement*
4.7      Form of Amendment No. 1 to Warrant Agent Agreement dated June 13, 1997*
4.8 Certificate of Designations with respect to the Registrant's Class A Preferred Stock (contained in Exhibit 3.1)
4.9 Certificate of Designations with respect to the Registrant's Class B Preferred Stock (contained in Exhibit 3.1)

4.10 Certificate of Designations with respect to the Registrant's Class C Preferred Stock (contained in Exhibit 3.1)
4.11 Warrant Agent Agreement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC regarding the legality of securities*
23.1     Consent of Arthur Andersen LLP
23.2     Consent of KPMG Peat Marwick LLP
23.3 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5.1)
24.1     Power of Attorney*
------------------------------------
*previously filed


Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To   include  any  prospectus  required   by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Success, New York, on this 2nd day of July, 1997.

                                     AMERTRANZ WORLDWIDE HOLDING CORP.

                                     By:   /s/ Stuart Hettleman
                                           Stuart Hettleman
                                           President and Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                        Date

/s/ Stuart Hettleman                  Director, President and      July 2, 1997
-----------------------------------   Chief Executive Officer
Stuart Hettleman

*                                    Director and Executive Vice   July 2, 1997
-----------------------------------  President
Richard A. Faieta

*                                    Director                      July 2, 1997
-----------------------------------
Michael Barsa

*                                    Director                      July 2, 1997
-----------------------------------
Brian K. Coventry

*                                    Director                      July 2, 1997
-----------------------------------
Christopher A. Coppersmith

*                                    Chief Financial Officer       July 2, 1997
-----------------------------------
Philip J. Dubato


*By: /s/ Stuart Hettleman                                          July 2, 1997
    --------------------------------
    Stuart Hettleman
    Attorney-in-fact

                                                                    C69404F.SEC

                                  EXHIBIT INDEX

Exhibit
Number      Description


3.1         Certificate of Incorporation of Registrant, as amended*
4.1         Specimen  Common  Stock  Certificate  (incorporated  by reference to
            Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.2         Specimen Warrant  Certificate  (incorporated by reference to Exhibit
            4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.3 Agreement of Merger, dated as of September 30, 1996, by and between the Registrant, Amertranz Worldwide, Inc., Consolidated Air Services, Inc., David W. Hockersmith and Douglas E. Hockersmith (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on October 21, 1996, File No. 001-14474)
4.4 Agreement of Merger, dated as of April 17, 1997, by and between the Registrant, Target International Services, Inc. (name subsequently changed to Target Airfreight, Inc.), Target Air Freight, Inc., and Christopher A. Coppersmith*
4.5 Agency Agreement, dated May 8, 1997, by and between the Registrant and GKN Securities Corp. with respect to the Registrant's June 13, 1997 Private Placement*
4.6 Form of Subscription Agreement, dated June 13, 1997, with respect to the Registrant's June 13, 1997 Private Placement*
4.7         Form of Amendment  No. 1 to Warrant Agent  Agreement  dated June 13,
            1997*
4.8 Certificate of Designations with respect to the Registrant's Class A Preferred Stock (contained in Exhibit 3.1)
4.9 Certificate of Designations with respect to the Registrant's Class B Preferred Stock (contained in Exhibit 3.1)
4.10 Certificate of Designations with respect to the Registrant's Class C Preferred Stock (contained in Exhibit 3.1)
4.11 Warrant Agent Agreement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC regarding the legality of securities*
23.1        Consent of Arthur Andersen LLP
23.2        Consent of KPMG Peat Marwick LLP
23.3 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5.1)
24.1        Power of Attorney*
----------------------------------
*Previously filed

                                  EXHIBIT 23.1

                                                                    Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 of our report dated August 28, 1996. It should be noted that we have not audited any financial statements of the company subsequent to June 30, 1996 or performed any audit procedures subsequent to the date of our report.



                                             ARTHUR ANDERSEN LLP



New York, New York
June 30, 1997

                                  EXHIBIT 23.2

                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Amertranz Worldwide Holding Corp.

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                             KPMG PEAT MARWICK LLP


Greensboro, North Carolina
June 30, 1997